Exhibit 99.1
For Immediate Release
March 17, 2008
GIBRALTAR NAMES KENNETH W. SMITH SENIOR VICE PRESIDENT
AND CHIEF FINANCIAL OFFICER
David Kay is Retiring After a Successful Career at Gibraltar
     BUFFALO, NEW YORK (March 17, 2008) — Gibraltar Industries, Inc. (NASDAQ: ROCK) today announced that its Board of Directors has named Kenneth W. Smith Senior Vice President and Chief Financial Officer, effective March 18. David W. Kay, formerly Gibraltar’s Chief Financial Officer, has retired.
     Smith has served as Chief Financial Officer of Circor International (NYSE: CIR), a global manufacturer of flow control components sold to aerospace, chemical processing, pharmaceutical, maritime, and oil and gas end markets, since 2000. Circor has annual sales of approximately $650 million, and 2,500 employees at 18 manufacturing locations across China, Europe, Canada, and the U.S. Smith’s key activities at Circor included leading the due diligence and financial valuation for the successful completion of 12 accretive acquisitions; improving the operational focus, including a reduction in the effective tax rate by 500 basis points over the last four years; creating a stronger capital structure through a successful secondary equity offering and the restructuring of the debt facility; and strengthening corporate governance and investor relations initiatives. Circor’s stock experienced a more than four-fold share-price increase during his tenure as CFO.
     Prior to Circor, Smith was Vice President of Finance for North Safety Products, a manufacturer of personal protection equipment for employees of industrial companies, for four years. Before that, he was Finance Director of Digital Equipment Corporation, a $12-billion manufacturer of computer hardware and software and a provider of integration services, for ten years. Smith began his career as a Senior Audit Manager at Ernst & Young, in their Rochester, NY office, where he served for ten years.
     Smith earned his bachelor’s degree in business administration from Adrian College in Adrian, MI, and an MBA in finance from the Rochester Institute of Technology. He is a Certified Public Accountant.
     “Ken Smith’s impressive background of improving the operations and financial performance of large, diverse, international manufacturing companies has equipped him with the exact tools and experience we need to accelerate Gibraltar’s strategic transformation, increase our profitability, and enhance stakeholder value,” said Brian J. Lipke, Gibraltar’s Chairman and Chief Executive Officer.
     “Ken is an accomplished leader whose financial analysis skills, ideas for margin improvements, and ability to execute operating initiatives will significantly contribute to the progress we are making in these areas. Ken is a strong addition to our executive leadership team,” said Henning N. Kornbrekke, Gibraltar’s President and Chief Operating Officer.
     Gibraltar also thanked and acknowledged Dave Kay for the many contributions he made during his successful four-year career with the Company.
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Gibraltar Names Kenneth W. Smith Senior Vice President and Chief Financial Officer
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     Gibraltar Industries is a leading manufacturer, processor, and distributor of products for the building, industrial, and vehicular markets. The company serves customers in a variety of industries in all 50 states and throughout the world. It has approximately 3,800 employees and operates 76 facilities in 27 states, Canada, China, England, Germany, and Poland. Gibraltar’s common stock is a component of the S&P SmallCap 600 and the Russell 2000® Index.
     Information contained in this release, other than historical information, should be considered forward-looking, and may be subject to a number of risk factors, including: general economic conditions; the impact of the availability and the effects of changing raw material prices on the Company’s results of operations; energy prices and usage; the ability to pass through cost increases to customers; changing demand for the Company’s products and services; risks associated with the integration of acquisitions; and changes in interest or tax rates.

CONTACT: Kenneth P. Houseknecht, Vice President of Communications and Investor Relations, at 716/826-6500, khouseknecht@gibraltar1.com.
Gibraltar’s news releases, along with comprehensive information about the Company, are available on the Internet, at http://www.gibraltar1.com.